CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION OF TITAN HOLDINGS, INC.

Titan Holdings, Inc., a Maryland Corporation certifies that:

1.   Brian Kistler is the President and Chief Financial Officer of Titan Holdings, Inc, a Maryland corporation. Robin Hunt is the Secretary of Titan Holdings, Inc.

2.  The Board of Directors of Titan Holdings, Inc. has approved the following amendments to the Articles of Incorporation:

Article 3 of the Articles of Incorporation is amended to read in its entirety as follows:

(A) The corporation is authorized to issue two classes of stock. The number of authorized Common shares is One Hundred Fifty Million (150,000,000) at $.001 par value. The number of authorized Preferred shares is Ten Million (10,000,000) at $.001 par value, the aggregate par value of both of which is $160,000.00. The corporation is authorized to issue one class of preferred stock, designated, “Class A.” The number of authorized Class A shares is One Million (1,000,000). The Class A shares shall be offered at a price of One Dollar ($1.00) per share.

(B) A statement of the rights, preferences, privileges, and restrictions granted to or imposed on the Class A series of shares or on their holders is as follows:

(i) Dividend Rights. The holders of the Preferred shares of each series shall be entitled to receive, when and as declared by the Board of Directors, out of any assets at the time legally available, dividends in cash at the respective rates fixed for that series, and no more. Those dividends shall be payable quarterly on last day of March, June, September, and December in each year to holders of Preferred shares of record on a date not more than 60 nor fewer than 10 days preceding each respective payment date as specified by the Board of Directors or, if not so specified, as provided by law, except that, preceding any of those dates, the initial dividend on the Preferred shares may be paid on the next succeeding quarterly dividend payment date.

(a) Those dividends shall accrue and be cumulative as follows: As to shares issued when no other shares of the same series are outstanding, from the date of issuance; as to shares issued when other shares of the same series are outstanding, from that date as shall make the dividend rights per share of the shares being issued uniform with the dividend rights per share of the shares then outstanding of that series, excluding rights to dividends declared and directed to be paid to shareholders of record as of a date preceding the date of issuance of the shares being issued. Dividends on Preferred shares shall accrue at the respective rates fixed for those shares whether or not those dividends are earned. Each Preferred share shall rank with each other Preferred share, irrespective of series, on a parity, proportionately, with respect to dividends at the respective rates fixed for that series, and no dividends shall be declared or paid or set apart for payment on the Preferred shares of any series unless at the same time a dividend, bearing the same proportion to the applicable dividend accrual, shall also be declared or paid or set apart for payment, as the case may be, on the Preferred shares of each other series then outstanding. An accumulation of dividends on Preferred shares shall not bear interest.

(b) Dividends shall be declared and paid in full for all previous quarterly dividend periods, and declared and paid or set apart for payment in full for the current quarterly dividend period, before the corporation makes any distribution (as defined below) to the holders of common shares. ''Distribution'' in this paragraph (a) means the transfer of cash or property without consideration, whether by way of dividend or otherwise (except a dividend in shares of the corporation that are junior to the Preferred shares as to dividends or assets). The time of any distribution by way of dividend shall be the date the dividend is declared, and the time of any distribution by purchase or redemption of shares or otherwise than by dividend shall be the day cash or property is transferred by the corporation, whether or not pursuant to a contract of an earlier date; provided that, when a debt obligation that is a security is issued in exchange for shares, the time of the distribution is the date when the corporation acquires the shares in that exchange. At any time after all dividends on the Preferred shares of all series for all previous quarterly dividend periods shall have been declared and paid in full and dividends on the outstanding Preferred shares of all series for the current quarterly dividend period have been declared and paid or set apart for payment in full, distributions (as defined above) may be made to the holders of Common shares out of any assets at the time legally available for that purpose, subject, however, to the observance of any limitations then existing by reason of paragraphs (d) or (e) of this Article IV.

(ii) Redemption. Any or all of the Preferred shares of any series may be redeemed if the shares are registered under the Securities Act of 1933. If the Company has not registered the shares within two (2) years the shareholder will have an automatic right to redeem the shares at a price or prices per share fixed for that series, plus an amount equal to all accrued and unpaid dividends on those shares to and including the date fixed for redemption, that sum referred to in this Article IV as the ''redemption price.'' If the resolution or resolutions fixing the terms of the Preferred shares of any series shall so provide, the redemption price or prices at which the Preferred shares of that series may be redeemed may vary depending on the time or circumstances of redemption. The resolution fixing the terms of any series may also fix the price or prices at which the shares of that series may be redeemed for the purpose of any sinking fund provided for that series by that resolution. In case of the redemption of fewer than all Preferred shares of a particular series at the time outstanding, the shares of the series to be redeemed shall be selected by the corporation pro rata or by lot. Fewer than all of the Preferred shares at any time outstanding may not be redeemed until all dividends accrued and in arrears on all Preferred shares outstanding shall have been paid for all past dividend periods.

(a) The corporation shall give notice of any redemption as provided in this subparagraph (c). The notice of redemption shall set forth the series of Preferred shares or the part of any series of Preferred shares to be redeemed, the date fixed for redemption, the redemption price, if the shares are convertible, the then-current conversion price (as defined with respect to the convertible shares) and the date of termination of the right to convert, and, if the shares are certificated securities, the place or places at which the shareholders may obtain payment of the redemption price on surrender of their share certificates.

(b) The corporation shall mail a copy of the notice, postage prepaid, to each holder of record of shares to be redeemed as of the date of mailing or as of a record date lawfully fixed, addressed to the holder at the holder's address appearing on the books of the corporation or given to the corporation for the purpose of notice, of if no such address appears or is given, at the place where the principal executive office of the corporation is located, not earlier than 60 nor later than 20 days before the date fixed for redemption. Failure to comply with this paragraph shall not invalidate the redemption of shares.

(c) On or after the date fixed for redemption and stated in the notice, each holder of Preferred shares called for redemption shall, if the shares are certificated, surrender the certificate evidencing those shares to the corporation at the place designated in the notice and shall then be entitled to receive payment of the redemption price. If less than all shares represented by any surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If the notice of redemption shall have been duly given, and if on the date fixed for redemption funds necessary for the redemption shall be available, then, notwithstanding that the certificates evidencing any Preferred shares so called for redemption shall not have been surrendered, the dividends with respect to the shares so called for redemption shall cease to accrue after the date fixed for redemption and all rights with respect to the shares so called for redemption shall after that date cease and terminate, excepting only the right of the holders to receive the redemption price without interest on surrender of their certificates, if the Preferred shares are certificated.

(d) If, on or prior to the date fixed for redemption of Preferred shares, the corporation deposits with any bank or trust company in California, as a trust fund, (i) a sum sufficient to redeem, on the date fixed for redemption, (ii) in the case of the redemption of uncertificated securities, an officer's certificate (as defined below) setting forth the holders of Preferred shares registered on the books of the corporation and the number of shares held by each, and (iii) irrevocable instructions and authority to the bank or trust company to publish the notice of redemption of Preferred shares (or to complete publication if it has previously been commenced) and to pay, on or after the date fixed for redemption or prior to redemption, the redemption price of the shares to their respective holders on the surrender of their share certificates in the case of certificated securities, then from and after the date of the deposit (although prior to the date fixed for redemption) the shares so called shall be redeemed and dividends on those shares shall cease to accrue after the date fixed for redemption. ''Officer's Certificate'', as used in this paragraph (c), means a certificate signed and verified by the Board Chairperson or the President or any Vice-President and by the Secretary, the Chief Financial Officer, the Treasurer, or any Assistant Secretary or Assistant Treasurer of the corporation. The deposit shall constitute full payment of the shares to their holders, and from and after the date of the deposit, the shares shall no longer be outstanding, and the holders of those shares shall cease to be shareholders with respect to those shares and shall have no rights with respect to those shares, except the right to receive from the bank or trust company payment of the redemption price of the shares without interest, on surrender of their certificates if the shares redeemed are certificated and without such surrender if the shares redeemed are uncertificated, and any rights of conversion that may be provided for those shares in the resolution fixing their terms. Any funds so deposited on account of the redemption price of Preferred shares that are convertible and are converted after the making of that deposit shall be repaid to the corporation promptly on the conversion of those Preferred shares. Any interest accrued on any funds so deposited shall be the property of, and paid to, the corporation. If the holders of Preferred shares so called for redemption shall not, at the end of six years from the date fixed for redemption, have claimed any funds deposited, the bank or trust company shall pay over to the corporation the unclaimed funds, and the bank or trust company shall from that time be relieved of all responsibility to those holders, and those holders shall look only to the corporation for payment of the redemption price.

(iii) Right to Convert. The Class A Preferred shares shall be convertible, at the option (by delivering written instructions to the corporation by a holder of Class A Preferred shares opting to convert Class A Preferred shares to Common Shares) of the holders of the shares, within ten (10) days of the delivery of a notice by the Board of Directors (“Notice”) of the intention of the corporation of filing an initial registration (“Registration”) of Common shares under the Securities Act of 1933, at the office of the Corporation or any transfer agent for those shares. The Class A Preferred shares shall be converted into that number of fully-paid and non-assessable Common shares. The initial conversion price for which each series of the preferred shares is as follows: 1) Class A preferred shares shall be converted at a rate of 1/3 of the initial registration price under a registration statement filed pursuant to the Securities Act of 1933, as amended. The Common Shares converted from Class A Preferred shares shall be included in the Registration. This conversion price shall be subject to adjustment as provided below.

(a) Mechanics of Conversion. No fractional Common shares shall be issued upon conversion of Preferred shares. All Common shares (including fractions thereof) issuable upon conversion of more than one share of Preferred shares by a holder of Preferred shares shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common shares, the Corporation shall pay, in lieu of issuing any fractional shares to which the holder would otherwise be entitled, cash equal to that fraction multiplied by the then-effective conversion price for that series of Preferred shares. Before any holder of Preferred shares shall be entitled to convert those shares into full Common shares and to receive certificates for Common shares, the holder shall (a) give written notice to the Corporation, at the office of the Corporation or of any transfer agent for the Preferred shares, that he or she elects to convert the same, and (b) surrender the certificate or certificates for those Preferred shares, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred shares, or notify the Corporation or its transfer agent that the certificates have been lost stolen, or destroyed, and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with those certificates. The Corporation shall, as soon as practicable after such a delivery, or the execution of such an agreement and indemnification in the case of a lost certificate, issue and deliver at that office to that holder of Preferred shares a certificate or certificates for the number of Common shares to which that holder is entitled, and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional Common shares. The conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the Preferred shares to be converted and the person or persons entitled to receive the Common shares issuable upon conversion shall be treated for all purposes as the record holder or holders of those Common shares on that date.

(b) Adjustments to Conversion Price.

(i) Adjustments for Dividends, Splits, Subdivisions, Combinations, or Consolidation of Common Shares. In the event the outstanding Common shares shall be increased by stock dividend payable in Common shares, stock split, subdivision, or other similar transaction occurring after the filing of these Amended and Restated Articles of Incorporation, into a greater number of Common shares, the Conversion Price then in effect for each series of Preferred shares shall, concurrently with the effectiveness of that event, be decreased in proportion to the percentage increase in the outstanding number of Common shares. In the event the outstanding Common shares shall be decreased by reverse stock split, combination, consolidation, or other similar transaction occurring after the filing of these [Amended and Restated] Articles of Incorporation, into a lesser number of Common Shares, the Conversion Price then in effect for each series of Preferred Shares shall, concurrently with the effectiveness of that event, be increased in proportion to the percentage decrease in the outstanding number of Common shares.

(ii) Adjustments for Other Distributions. In the event the Corporation at any time, or from time to time makes, or fixes a record date for the determination of holders of Common shares entitled to receive, any distribution payable in securities of the Corporation other than Common shares and other than as otherwise adjusted in this Article, then and in each such event provision shall be made so that the holders of Preferred shares shall receive upon conversion thereof, in addition to the number of Common shares receivable thereupon, the amount of securities of the Corporation that they would have received had their Preferred shares been converted into Common shares on the date of that event and had they thereafter, during the period from the date of that event to and including the date of conversion, retained those securities receivable by them during that period, subject to all other adjustments called for during that period under this Article with respect to the rights of the holders of the Preferred shares.

(iii) Adjustments for Reclassification, Exchange and Substitution. If the Common shares issuable upon conversion of the Preferred shares shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Price then in effect for each series of Preferred shares shall, concurrently with the effectiveness of the reorganization or reclassification, be proportionately adjusted so that the Preferred shares shall be convertible into, in lieu of the number of Common shares that the holders would otherwise have been entitled to receive, a number of shares of that other class or classes of stock equivalent to the number of Common shares that would have been subject to receipt by the holders upon conversion of their Preferred shares immediately before that change.

(iv) Adjustments Upon Issuance of Additional Stock. If the Corporation shall issue ''Additional Stock'' (as defined below) for a consideration per share less than the Conversion Price for any series of Preferred shares then in effect on the date and immediately prior to that issue, then and in that event, the Conversion Price shall be reduced concurrently with that issue, to a price equal to the aggregate consideration paid per share in that issue.

''Additional Stock'' shall mean all Common shares issued by the Corporation after the date on which shares of the applicable Preferred shares were first issued other than Common shares issued or issuable at any time (i) upon conversion of the Preferred shares; (ii) to officers, directors, and employees of, and consultants to, the Corporation after the date on which shares of the applicable Preferred shares were first issued as designated and approved by the Board of Directors; (iii) in connection with equipment leasing or bank financing transactions approved by the Corporation's Board of Directors; (iv) as a dividend or distribution in Preferred shares; or (v) as described in subparagraphs (a), (b) and (c) of this Paragraph 4.

For the purpose of making any adjustment in the Conversion Price as provided above, the consideration received by the Corporation for any issue or sale of Common shares will be computed as follows:

(1) To the extent it consists of cash, as the amount of cash received by the Corporation before deduction of any offering expenses payable by the Corporation and any underwriting or similar commissions, compensation, or concessions paid or allowed by the Corporation in connection with the issue or sale;

(2) To the extent it consists of property other than cash, at the fair market value of that property as determined in good faith by the Corporation's Board of Directors.

(3) If Common shares are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, as the portion of the consideration so received that may be reasonably determined in go faith by the Board of Directors to be allocable to those Common shares.

If the Corporation (i) grants any rights or options to subscribe for, purchase, or otherwise acquire Common shares, or (ii) issues or sells any security convertible into Common shares, then, in each case, the price per Common share issuable on the exercise of the rights or options or the conversion of the securities will be determined by dividing the total amount, if any, received or receivable by the Corporation as consideration for the granting of the rights or options or the issue or sale of the convertible securities, plus the minimum aggregate amount of additional consideration payable to the Corporation on exercise or conversion of the securities, by the maximum number of Common shares issuable on the exercise of conversion. Such a grant, issue, or sale will be considered to be an issue or sale for cash of the maximum number of Common shares issuable on exercise or conversion at the price per share determined under this subparagraph, and the Conversion Price will be adjusted as provided above to reflect (on the basis of that determination) the issue or sale. No further adjustment of the Conversion Price will be made as a result of the actual issuance of Common shares on the exercise of any such rights or options or the conversion of any such convertible securities.

On the redemption or repurchase of any such securities, or the expiration or termination of the right to convert into, exchange for, or exercise with respect to, Common shares, the Conversion Price will be readjusted to the price that would have been obtained had the adjustment made upon their issuance been made upon the basis of the issuance of only the number of those securities that were actually converted into, exchanged for, or exercised with respect to, Common shares. If the purchase price or conversion or exchange rate provided for in any such security changes at any time, then, at the time any such change becomes effective, the Conversion Price then in effect will be readjusted forthwith to the price that would have been obtained had the adjustment made upon the issuance of those securities been made upon the basis of (i) the issuance of only the number of Common shares theretofore actually delivered upon the conversion, exchange or exercise of those securities, and the total consideration received therefor, and (ii) the granting or issuance, at the time of the change, of any of those securities then still outstanding for the consideration, if any, received by the Company therefor and to be received on the basis of that changed price or rate.

(v) Certificate as to Adjustments. On the occurrence of each adjustment or readjustment of the Conversion Price of each series of Preferred shares, the Corporation at its expense shall promptly compute that adjustment or readjustment in accordance with the terms of this Article, and furnish to each holder of Preferred shares a certificate setting forth that adjustment or readjustment and showing in detail the facts upon which that adjustment or readjustment is based. The Corporation shall, upon the written request of any holder of Preferred shares, furnish or cause to be furnished to that holder a like certificate setting forth (a) those adjustments and readjustments, (b) the Conversion Price at the time in effect, and (c) the number of Common shares and the amount, if any, of other property which at the time would be received upon the conversion of the Preferred shares.

(vi)  Notices of Record Date. In the event that this Corporation shall propose at any time:

(1) To declare any dividend or distribution upon its Common shares, whether in cash, property, stock, or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus

(2) To offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

(3) To effect any reclassification or recapitalization of its Common shares outstanding involving a change in the Common shares; or

(4) To merge or consolidate with or into any other corporation, or sell, lease, or convey all or substantially all its property or business, or to liquidate, dissolve, or wind up;

Then, in connection with each such event, this Corporation shall send to the holders of the Preferred shares:

(1) At least 20 days' prior written notice of the date on which a record shall be taken for that dividend, distribution, or subscription rights (and specifying the date on which the holders of Common shares shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (3) and (4), above; and

(2) In the case of the matters referred to in (3) and (4), above, at least 20 days' prior written notice of the date when the events shall take place (and specifying the date on which the holders of Common shares shall be entitled to exchange their Common shares for securities or other property deliverable upon the occurrence of event or the record date for the determination of those holders if that record date is earlier).

Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of the Preferred shares at the address for each such holder as shown on the books of this Corporation.

(vii) Reservation of Stock Issuable on Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common shares, solely for the purpose of effecting the conversion of the shares of the Preferred shares, such a number of its Common shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred shares; and if at any time the number of authorized but unissued Common shares shall not be sufficient to effect the conversion of all then outstanding Preferred shares, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common shares to that number of shares which shall be sufficient for that purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to its Articles of Incorporation.

(viii) Status of Converted Stock. In case any series of Preferred shares shall be converted pursuant to this Article, the shares so converted shall resume the status of authorized but unissued Preferred shares undesignated as to series

(iv)  Voting Rights. Except as in this Article otherwise expressly provided or as otherwise provided by law, the holders of Common shares shall have and possess the exclusive right to notice of shareholders' meetings and the exclusive voting rights and powers and the holders of Preferred shares shall not be entitled to notice of any shareholders' meetings or to vote on the election of directors or on any other matter. If at any time dividends on any series of Preferred shares shall be in arrears in an amount at least equal to eight quarterly dividends (whether consecutive or not), then, until all arrears in dividends on the Preferred shares shall have been paid and the full dividend on the Preferred shares for the then current quarterly dividend period shall have been declared and paid or set apart for payment or fail to be paid in a timely manner as required by these articles eight times, whether or not subsequently paid, the holders of the cumulative outstanding Preferred shares (including Class A) shall be entitled, voting as a class, to elect one-half of the authorized number of directors and the holders of Common shares then outstanding shall be entitled, voting as a class, to elect the remaining one-half of the directors. The directors elected by the holders of Preferred shares voting as a class pursuant to this paragraph shall be subject to removal only by the vote of the holders of Preferred shares so long as the right of the holders of Preferred shares voting as a class to elect directors shall continue.

(v)  Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the corporation, the holders of the Preferred shares of each series shall be entitled to receive from the assets of the corporation such preferential amount in cash as may be fixed for the series in redemption of those shares and, a further preferential amount in cash equal to all accrued and unpaid dividends on those shares to and including the date that payment is made available to the holders of Preferred shares. Those preferential amounts shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the corporation to, the holders of Common shares in connection with the liquidation, dissolution, or winding up. If the resolution or resolutions fixing the terms of the Preferred shares of any series shall so provide, the preferential amount payable to the holders of Preferred shares of the series in the event of any liquidation, dissolution, or winding up of the corporation may vary depending on the time of liquidation, dissolution, or winding up. With respect to the respective preferential amounts fixed for the series payable on any distribution of assets by way of liquidation, dissolution, or winding up of the corporation, each Preferred share shall rank with each other Preferred share, irrespective of series, in parity proportionate to those respective preferential amounts. No such amounts shall be paid or set apart for payment on the Preferred shares of any series unless at the same time amounts in like proportion to the respective preferential amounts to which the Preferred shares of each other series are entitled shall be paid or set apart for payment on each other series then outstanding. After the payment or the setting apart for payment to the holders of Preferred shares of the preferential amounts so payable to them, the holders of Common shares shall be entitled to receive, ratably, all remaining assets of the corporation. A consolidation or merger of this corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of this corporation, shall not be deemed to be a liquidation, dissolution, or winding up within the meaning of this paragraph.

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3.  The amendment was approved by the required vote of the shareholders in accordance with Corporations Code Section 902. The total number of outstanding shares of each class entitled to vote on this amendment was: ten million (10,000,000). The favorable vote of a simple majority of these shares is required to approve the amendment. The number of shares voting in favor of the amendment equaled or exceeded the required vote.

We declare under penalty of perjury that the statements set forth in this certificate are true and correct of our own knowledge and that this declaration was executed on March 30, 2006 at Fort Wayne, Indiana.

Dated: March 30, 2006

By: /s/
Brian Kistler, President

/s/
Robin Hunt, Secretary